Exhibit 3.1

AMENDMENT TO

THIRD AMENDED AND RESTATED BYLAWS

OF

LANDMARK APARTMENT TRUST OF AMERICA, INC

This Amendment (this “Amendment”) to the Third Amended and Restated Bylaws (the “Bylaws”) of Landmark Apartment Trust of America, Inc. (the “Company”) is dated this 25th day of March, 2014.

WITNESSETH:

WHEREAS, the Company is governed, in part, by the Bylaws; and

WHEREAS, pursuant to and in accordance with Article XIV of the Bylaws, the Board of Directors of the Company and certain preferred stockholders of the Company, as required by the Company’s charter, have authorized, approved and adopted this Amendment.

NOW THEREFORE, in accordance with the corporate laws of the State of Maryland, the Bylaws of Landmark Apartment Trust of America, Inc. are amended as follows:

ARTICLE II

STOCKHOLDERS

Section 2.2 Annual Meetings. The annual meeting of the stockholders, for the election of Directors and transaction of any business within the powers of the Company, shall be held on such date as determined by the Board of Directors.

[Signature Page Follows]

LANDMARK APARTMENT TRUST OF AMERICA, INC.

By:	/s/ Joseph G. Lubeck
Name:	Joseph G. Lubeck
Title:	Chairman of the Board of Directors

[Signature Page to Amendment to Third Amended and Restated Bylaws]